Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

NEWS RELEASE

DRAFT

Media Relations	Investor Relations

Jason Shockley	Tim Perrott

tel: +1 561-322-7235	tel: +1 561-226-2983

jshockley@adt.com	tperrott@adt.com

ADT TO ACQUIRE PROTECTRON AND INVEST FOR GROWTH IN CANADA

Combination of two premier security companies positions ADT and Protectron to expand in the highly fragmented Canadian market

Boca Raton, Fla., April 30, 2014 — The ADT Corporation (NYSE: ADT) today announced it has executed a definitive agreement to acquire Reliance Protectron Inc., a subsidiary of Reliance Comfort Limited Partnership, a portfolio company of investment funds managed by Alinda Capital Partners, for total cash consideration of CAD $555 million (approximately USD $500 million). The acquisition of Protectron will significantly strengthen ADT’s Canadian operations and create a combined security industry leader in Canada, differentiated by its ability to reach consumers and provide them with better service and more choice across a variety of traditional security and automation technologies.

Protectron is a leading provider of monitored security services in Canada. The acquisition brings ADT 400,000 residential and commercial customers including 31,000 contract monitoring accounts, and CAD $12 million (approximately USD $11 million) in associated recurring monthly revenue. Protectron has a highly satisfied customer base with greater levels of customer retention than other major players in the North American electronic security industry. Protectron will continue to be headquartered in Montreal under ADT’s ownership. It enjoys strong brand awareness and ADT will continue using the Protectron name.

Naren Gursahaney, ADT's chief executive officer, commented on the acquisition, "Protectron brings many strengths as we invest in growing our business in Canada. Our long-standing commitment to customer service aligns perfectly with Protectron's, as their seasoned management team has been extremely successful in growing and retaining their customer base through outstanding customer support. Protectron has created an extensive dealer network and an effective direct sales force, which have enabled them to generate significant subscriber growth at attractive cost levels. Protectron has also begun a concerted effort to sell home automation products and services, which will be accelerated by ADT's considerable strengths in this area."

“The creation of a strong, standalone business in Canada with a dedicated management team will position us to accelerate our growth in this important and attractive market,” Gursahaney added.

Daniel Demers, Protectron’s president and chief executive officer, said, “Protectron enjoys a well-earned reputation for industry-leading customer service, and we are pleased that ADT will continue to use the Protectron brand after we become part of the ADT family. We look forward to sharing best practices to build a stronger combined company that is better able to meet the security needs of Canadian homeowners and business owners.”

Michael Geltzeiler, ADT’s chief financial officer, said, “This is a compelling financial and strategic transaction for our shareholders, demonstrating important progress in executing our capital allocation and growth strategies. Protectron has low levels of attrition and a great track record for net subscriber growth, which are two important things we look for in an acquisition. The deal also creates opportunities for operational and administrative synergies, resulting in a more-efficient, more-successful ADT.”

As ADT strengthens its Canadian focus, the Company will relocate certain administrative functions that are now being run out of the U.S. to Canada.

The completion of the transaction is subject to customary closing conditions, including regulatory approvals. ADT expects the transaction to close this summer. Citigroup and Imperial Capital acted as financial advisors to ADT on the transaction.

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About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in North America. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs more than 16,000 people at 200 locations. More information is available at www.adt.com.

About Protectron

Incorporated in 1988 and headquartered in Montreal, Quebec, Protectron is one of Canada's largest security monitoring and installation companies. It employs over 900 qualified professionals who specialize in the selling, installing, servicing and monitoring of electronic security systems for more than 400,000 residential, commercial, industrial and wholesale subscribers nationwide. Subscribers are offered a full suite of security and related monitoring products and services, including intrusion, smoke detection, personal and medical emergency, and environmental monitoring as well as other specialized services. Best-in-class interactive and home automation services adapt to today’s connected lifestyle. For more information, visit www.protectron.com.